News Release	The Procter & Gamble Company One P&G Plaza Cincinnati, OH 45202

FOR IMMEDIATE RELEASE

P&G DECLARES 9% QUARTERLY DIVIDEND INCREASE

CINCINNATI, April 11, 2011 – The Board of Directors of The Procter & Gamble Company (NYSE:PG) declared an increase in the quarterly dividend from forty-eight point eighteen cents ($0.4818) to fifty two point five cents ($0.525) per share on the Common Stock and on the Series A and Series B ESOP Convertible Class A Preferred Stock of the Company, payable on or after May 16, 2011 to Common Stock shareholders of record at the close of business on April 29, 2011 and payable on the dividend payment date for the Common Stock to Series A and Series B Preferred Stock shareholders of record at the start of business on that date. This represents a 9% increase compared to the prior quarterly dividend.

P&G has been paying a dividend for 121 consecutive years since its incorporation in 1890 and has increased its dividend for 55 consecutive years at an annual compound average rate of approximately 9.5%.

About Procter & Gamble
Four billion times a day, P&G brands touch the lives of people around the world. The company has one of the strongest portfolios of trusted, quality, leadership brands, including Pampers®, Tide®, Ariel®, Always®, Whisper®, Pantene®, Mach3®, Bounty®, Dawn®, Gain®, Pringles®, Charmin®, Downy®, Lenor®, Iams®, Crest®, Oral-B®, Duracell®, Olay®, Head & Shoulders®, Wella®, Gillette®, Braun® and Fusion®. The P&G community includes approximately 127,000 employees working in about 80 countries worldwide. Please visit http://www.pg.com for the latest news and in-depth information about P&G and its brands.

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P&G Media Contacts:
Paul Fox, 513.983.3465
Jennifer Chelune, 513.983.2570

P&G Investor Relations Contact:
John Chevalier, 513.983.9974